REID & PRIEST LLP
                                 40 West 57th Street
                                 New York, NY  10019



                                             New York, New York
                                             June 12, 1998


          ICG Services, Inc.
          161 Inverness Drive West
          Englewood, Colorado 80112

          Ladies and Gentlemen:

                    Reference is made to the prospectus, (the
          "Prospectus"), which constitutes part of the registration statement on Form S-4 ("Registration Statement"), to be filed by ICG Services, Inc. with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1933, as amended, for the exchange of 10% Senior Exchange Discount Notes due 2008 for an equal principal amount of newly-issued 10% Senior Exchange Discount Notes due 2008 (the "New Notes").

                    We are of the opinion that the statements set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus constitute an accurate description, in general terms, of certain United States federal income tax considerations that may be relevant to the prospective holders of the New Notes.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus under the captions "Certain United States Federal Income Tax Considerations" and "Legal Matters."

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP